UNITED STATES

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

Current Report

Pursuant To Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 31, 2013 (January 31, 2013)

TENNECO INC.
(Exact Name of Registrant as Specified in Charter)

Delaware	1-12387	76-0515284
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

500 NORTH FIELD DRIVE, LAKE FOREST, ILLINOIS	60045
(Address of Principal Executive Offices)	(Zip Code)

Registrant's telephone number, including area code:   (847) 482-5000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

⃞ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

⃞ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

⃞ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

⃞ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02 Results of Operations and Financial Condition

On January 31, 2013, Tenneco Inc. announced its fourth quarter and full year 2012 results of operations.  Exhibit 99.1 to this Current Report on Form 8-K presents the company’s press release, including the company’s consolidated statements of income, balance sheets and statements of cash flows for the periods ended December 31, 2011 and 2012, as released by the company on January 31, 2013, and such Exhibit is incorporated herein by reference.  Exhibit 99.1 also includes information regarding the company’s scheduled conference call to discuss the company’s results of operations for the fourth quarter and full year of 2012, as well as other matters that may impact the company’s outlook.

Item 8.01 Other Events

European Cost Reduction

In the third quarter of 2012, the company announced plans to close an aftermarket facility in Vittaryd, Sweden.  The company has completed its consultations with the works councils and is moving forward with this action.  On January 31, 2013, the company announced its intention to make additional fixed cost reductions in Europe, subject to approval by the company’s board of directors.  Including the Vittaryd closure, the company plans to reduce structural costs in Europe by $60 million annually.  The company anticipates related costs of approximately $120 million, which includes restructuring charges of approximately $6 million related to the closure of the Vittaryd facility which the company recorded during the third and fourth quarters of 2012 and a non-cash asset impairment charge of $7 million related to the European ride control business which the company recorded during the fourth quarter of 2012.  Tenneco expects that most of the remaining expense will be recorded in late 2013 and 2014, and that the company will reach a full savings run rate in 2016.  Any plans affecting the company's European hourly and salaried workforce would be subject to union consultation.

2013 Annual Meeting

The company also announced that its Board of Directors has scheduled the company’s annual meeting of stockholders for Wednesday, May 15, 2013 at 10:00 a.m. CDT. The meeting will be held at the company’s headquarters, 500 North Field Drive, Lake Forest, Illinois.  The record date to determine stockholders eligible to vote is March 18, 2013.

Item 9.01 Financial Statements and Exhibits

Exhibit No.	Description

99.1	Press release issued January 31, 2013

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TENNECO INC.

Date:	January 31, 2013	By:	/s/ James D. Harrington
James D. Harrington
Senior Vice President, General Counsel
and Corporate Secretary